Exhibit 12



                               HECLA MINING COMPANY
                     FIXED CHARGE COVERAGE RATIO CALCULATION
          For the years ended December 31, 1994, 1993, 1992, 1991, 1990 and the six months ended June 30, 1994 and 1995
                          (In thousands, except ratios)

                                                                                                             six        six
                                                                                                           months     months
                                                     1990      1991        1992      1993       1994         1994       1995
         Income (loss) before extraordinary
          item, income taxes and cumulative
          effect of changes in accounting
          principles..............................   $(398)  $(18,077)  $(55,518)  $(18,720)  $(24,248)   $(4,239)   $   (85)

         Add:  Fixed Charges......................   6,224      7,136      7,036      9,385     10,857      6,136      4,862
         Less:  Capitalized Interest..............    (591)      (145)    (2,070)    (3,533)    (1,751)    (1,751)      (376)
                                                    ------    -------    -------    -------    -------    -------    -------
         Income (loss) before extra-
         ordinary item, income taxes
          and cumulative effect of changes
          in accounting principles & fixed
          charges.................................  $5,235   $(11,086)  $(50,552)  $(12,868)  $(15,142)    $  146     $4,401
                                                    ------   --------   --------   --------   --------     ------     ------
         Fixed charges:
         Preferred stock dividends................   $  --      $  --      $  --     $4,070     $8,050     $4,025     $4,025
         Interest portion of rentals..............      --         --         --         --        166         30        251
         Interest expense.........................   6,073      6,985      6,905      5,224      2,606      2,047        586
         Amortization of Lyons....................     151        151        131         91         35         34         --
                                                    ------    -------    -------    -------    -------    -------    -------

         Total fixed charges......................   6,224      7,136      7,036      9,385     10,857      6,136      4,862
                                                    ======    =======    =======    =======    =======    =======    =======

         Fixed Charge Ratio.......................    <FN1>      <FN1>      <FN1>      <FN1>      <FN1>      <FN1>      <FN1>

         Inadequate coverage......................     989     18,222     57,588     22,253     25,999      5,990        461
                                                    ======    =======    =======    =======    =======    =======    =======

         Writedowns & other non-cash charges:
          Depreciation, depletion and
          amortization (mining activity)..........  25,688     21,161     13,774     13,526     14,233      6,276     11,565
          Depreciation, depletion and
          amortization (corporate)................     794        737        851        669        524        362        168
          Provision for closed operations.........   3,916      3,764     13,608      2,327     11,353        624        227
          Reduction in carrying value of
            mining properties ....................     502         41     30,791      2,561      7,864         --         --
                                                    ------    -------    -------    -------    -------     ------     ------
                                                   $30,900    $25,703    $59,024    $19,083    $33,974     $7,262    $11,960
                                                   =======    =======    =======    =======    =======    =======    =======

         <FN1>  Earnings for period inadequate to cover fixed charges.